As filed with the Securities and Exchange Commission on October 27, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	33-0960223
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(510) 215-3500

(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Glenn A. Oclassen

Chairman and Chief Executive Officer

Transcept Pharmaceuticals, Inc.

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(510) 215-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson, Esq. Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Michael F. Bigham Chairman and Chief Executive Officer Paratek Pharmaceuticals, Inc. 75 Kneeland Street Boston, MA 02111 Telephone: (617) 275-0040	Steven R. London, Esq. Pepper Hamilton LLP 19th Floor, High Street Tower 125 High Street Boston, MA 02110 (617) 204-5100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    Registration No. 333-198464

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common stock, $0.001 par value per share(1)	100,000	N/A	$652,962.62	$75.87

(1)	Includes rights to acquire common stock or preferred stock under any shareholder rights plan in effect from time to time, if applicable, under the terms of any such plan.
(2)	Relates to common stock, $0.001 par value per share, of Transcept Pharmaceuticals, Inc., a Delaware corporation (“Transcept” or the “Registrant”), issuable to holders of common stock, $0.001 par value per share, and warrants and options of Paratek Pharmaceuticals, Inc., a Delaware corporation (“Paratek”), in the proposed merger of Tigris Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Transcept, with and into Paratek. Represents the maximum number of additional shares of Transcept common stock expected to be issued pursuant to the merger, after taking into account the effect of a reverse stock split of the Transcept common stock, at a ratio of one new share for every twelve shares outstanding, assuming an exchange ratio of 0.0675 shares of Transcept common stock for each outstanding share of Paratek common stock and for each option and warrant exercisable for shares of Paratek common stock or preferred stock. The Registrant has previously registered 12,730,744 shares of Transcept common stock pursuant to the Registration Statement on Form S-4 (Registration No. 333-198464), which was declared effective October 1, 2014.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the estimated book value of the Paratek securities to be exchanged in the merger, as of immediately prior to the merger (which such calculation takes into effect a new investment of approximately $93 million in Paratek which is expected to occur following the date hereof and prior to the consummation of the merger). Paratek is a private company, and no market exists for its securities.
(4)	The Registrant previously paid a filing fee of $10,706.76 in connection with registering 12,730,744 shares of its common stock in its Registration Statement on Form S-4 (Registration No. 333-198464), which was declared effective October 1, 2014. An additional registration fee of $75.87 is being paid for the registration of an additional 100,000 shares of common stock. This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

This Registration Statement will become effective immediately upon filing with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to its Registration Statement on Form S-4, as amended (Registration No. 333-198464), declared effective October 1, 2014 (the “Registration Statement”), Transcept Pharmaceuticals, Inc. (“Transcept”) registered 12,730,744 shares of its common stock, par value $0.001 per share. Transcept is filing this Registration Statement on Form S-4 (the “462(b) Registration Statement”) pursuant to Rule 462(b) and General Instruction K to Form S-4, both as promulgated under the Securities Act of 1933, as amended, solely to register an additional 100,000 shares of its common stock issuable to holders of capital stock of Paratek Pharmaceuticals, Inc., a Delaware corporation (“Paratek”), in the proposed merger of Tigris Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Transcept, with and into Paratek, pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of June 30, 2014, by and among Transcept, Tigris Merger Sub, Inc., Tigris Acquisition Sub, LLC and Paratek (the “Merger Agreement”).

STATEMENT OF INCORPORATION BY REFERENCE

The contents of the Registration Statement, including all amendments and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein, are hereby incorporated by reference into this 462(b) Registration Statement. Additional opinions and consents required to be filed with this 462(b) Registration Statement are listed on the Exhibit Index attached to and filed with this 462(b) Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibit Index

Exhibit Number	Description of Document

5.1	Opinion of Latham & Watkins LLP regarding the validity of the securities.

8.1	Opinion of Latham & Watkins LLP regarding tax matters.

8.2	Opinion of Pepper Hamilton LLP regarding tax matters.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm to Transcept Pharmaceuticals, Inc.

23.2	Consent of CohnReznick LLP, independent auditors to Paratek Pharmaceuticals, Inc.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.4	Consent of Latham & Watkins LLP (included in Exhibit 8.1 hereto).

23.5	Consent of Pepper Hamilton LLP (included in Exhibit 8.2 hereto).

24.1	Power of attorney (included herein by reference to the signature page to Transcept’s Registration Statement on Form S-4 (Registration No. 333-198464)).

99.1	Consent of Leerink Partners, LLC, financial advisor to Transcept Pharmaceuticals, Inc.

99.2	Consent of Michael F. Bigham to be named as director.

99.3	Consent of Evan Loh, M.D. to be named as director.

99.4	Consent of Robert Radie to be named as director.

99.5	Consent of Richard J. Lim to be named as director.

99.6	Consent of Jeff Stein, Ph.D. to be named as director.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Point Richmond, State of California, on the 27th day of October, 2014.

Transcept Pharmaceuticals, Inc.

By:	/s/ Glenn A. Oclassen
Glenn A. Oclassen Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glenn A. Oclassen	President, Chief Executive Officer and Chairman of the Board of Directors	October 27, 2014
Glenn A. Oclassen	(Principal Executive Officer)

/s/ Leone D. Patterson	Vice President, Finance and Chief Financial Officer	October 27, 2014
Leone D. Patterson	(Principal Financial and Accounting Officer)

*	Director	October 27, 2014
Thomas J. Dietz, Ph.D.

*	Director	October 27, 2014
Thomas D. Kiley

*	Director	October 27, 2014
Matthew M. Loar

*	Director	October 27, 2014
Jake R. Nunn

*	Lead Independent Director	October 27, 2014
G. Kirk Raab

*	Director	October 27, 2014
Frederick J. Ruegsegger

* By:	/s/ Glenn A. Oclassen
Glenn A. Oclassen Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Latham & Watkins LLP regarding the validity of the securities.

8.1	Opinion of Latham & Watkins LLP regarding tax matters.

8.2	Opinion of Pepper Hamilton LLP regarding tax matters.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm to Transcept Pharmaceuticals, Inc.

23.2	Consent of CohnReznick LLP, independent auditors to Paratek Pharmaceuticals, Inc.

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.4	Consent of Latham & Watkins LLP (included in Exhibit 8.1 hereto).

23.5	Consent of Pepper Hamilton LLP (included in Exhibit 8.2 hereto).

24.1	Power of attorney (included herein by reference to the signature page to Transcept’s Registration Statement on Form S-4 (Registration No. 333-198464)).

99.1	Consent of Leerink Partners, LLC, financial advisor to Transcept Pharmaceuticals, Inc.

99.2	Consent of Michael F. Bigham to be named as director.

99.3	Consent of Evan Loh, M.D. to be named as director.

99.4	Consent of Robert Radie to be named as director.

99.5	Consent of Richard J. Lim to be named as director.

99.6	Consent of Jeff Stein, Ph.D. to be named as director.